Exhibit 99.1

PRESS RELEASE

Autoliv Announces Results of Annual General Meeting

(Stockholm, Sweden, May 7, 2019) – Autoliv, Inc., the worldwide leader in automotive safety systems, (NYSE: ALV and SSE: ALIVsdb) today announced the results of its annual general meeting of stockholders held today in Chicago, Illinois.

Annual General Meeting of Stockholders

The Company’s 2019 Annual General Meeting of Stockholders (AGM) voted for approval of the following proposals:

•

The re-election of Mikael Bratt, Jan Carlson, Hasse Johansson, Leif Johansson, David E. Kepler, Franz-Josef Kortüm, Xiaozhi Liu, James M. Ringler and Thaddeus “Ted” Senko as directors of the Board for a one-year term ending at the 2020 AGM;

•

Election of Min Liu as director of the Board. Ms. Liu is a Vice President of Cevian Capital AG, an affiliate of Cevian, Autoliv, Inc.’s largest stockholder. Prior to joining Cevian, Ms. Liu served as a principal of The Boston Consulting Group in Germany where she led multiple projects in a broad set of industries between 2004 and 2015. Ms. Liu has an MBA from Stanford University in addition to bachelor’s and master’s degrees in business information technology from Goettingen University.

•	The non-binding, advisory resolution to approve the Company’s 2018 executive compensation for its named executive officers; and

•	The ratification of the appointment of Ernst & Young AB as the Company’s independent auditing firm for the fiscal year ending December 31, 2019.

Committees of the Board

At the Board meeting held today, the Board approved changes to the membership of its committees, effective immediately, which are now composed as follows:

Audit Committee: Ted Senko (Chairman), Hasse Johansson, David E. Kepler and Min Liu

Leadership Development and Compensation Committee: James M. Ringler (Chairman), Leif Johansson, Min Liu and Xiaozhi Liu

Nominating and Corporate Governance Committee: Leif Johansson (Chairman), Franz-Josef Kortüm, Xiaozhi Liu and James M. Ringler

Risk and Compliance Committee: David E. Kepler (Chairman), Hasse Johansson and Ted Senko

Lead Independent Director

Pursuant to the Company’s Corporate Governance Guidelines, at today’s Board meeting, the independent members of the Board resolved that James M. Ringler continue to serve as the Lead Independent Director of the Board.

Autoliv Inc.

Box 70381, 107 24 Stockholm, Sweden

Visiting address: World Trade Center,

Klarabergsviadukten 70, B7, 111 64 Stockholm

Phone: +46 (0)8 587 20650

E-mail: stina.thorman@autoliv.com

Inquiries:

Media: Stina Thorman, Corporate Communications Tel +46 (0)8 587 206 50

Investors & Analysts: Anders Trapp, Investor Relations, Tel +46 (0)8 587 206 71

Investors & Analysts: Henrik Kaar, Investor Relations, Tel +46 (0)8 587 206 14

About Autoliv

Autoliv, Inc. is the worldwide leader in automotive safety systems, and through our subsidiaries we develop, manufacture and market protective systems, such as airbags, seatbelts, steering wheels and pedestrian protection systems for all major automotive manufacturers in the world. Our products save over 30,000 lives each year and prevent ten times as many severe injuries.

Our close to 67,000 employees in 27 countries are passionate about our vision of Saving More Lives and quality is at the heart of everything we do. We have 14 technical centers, with 19 test tracks. Sales in 2018 amounted to US $ 8,678 million. The shares are listed on the New York Stock Exchange (NYSE: ALV) and the Swedish Depository Receipts on Nasdaq Stockholm (ALIV sdb). For more information go to www.autoliv.com.

Autoliv Inc.

Box 70381, 107 24 Stockholm, Sweden

Visiting address: World Trade Center,

Klarabergsviadukten 70, B7, 111 64 Stockholm

Phone: +46 (0)8 587 20650

E-mail: stina.thorman@autoliv.com